EXHIBIT 10.9
SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of August 31, 2012 (the “Agreement Date”), by and between Nanya Technology Corporation (“NTC”), a company incorporated under the laws of the Republic of China (“ROC” or “Taiwan”) with the principal place of business at Hwa-Ya Technology Park 669, Fuhsing 3 Rd., Kueishan, Taoyuan, Taiwan and Integrated Circuit Solution Inc. (the “ICSI”), a company incorporated under the laws of ROC with the principal place of business at No. 2, Technology 5th Rd., Science-Based Industrial Park, Hsin-Chu 300, Taiwan (NTC and ICSI are each referred to, individually as a “Party,” and collectively as the “Parties”).

A.
NTC desires to issue to ICSI certain number of Private Placement Shares (as defined hereinafter) at the price of NT$1.7 per share, and ICSI desires to subscribe for and purchase from NTC 190,588,235 Private Placement Shares at the aggregate share subscription price of NT$324,000,000 in pursuant to the terms and conditions set forth in this Agreement (the “Private Placement Share Subscription”).

B.
On and about the Agreement Date, NANYA PLASTICS CORPORATION (“NPC’), a company incorporated under the laws of ROC, entered into a side letter (the “Side Letter”) with ICSI, whereby NPC will sell to ICSI, and ICSI will purchase from NPC, certain number of outstanding NTC common shares at the aggregate share purchase price of NT$486,000,000 by the non-paired block trade, conducted after market (the “Non-Paired Trade”) pursuant to the applicable Taiwan laws and regulations (the “Share Purchase”).

C.
The Private Placement Share Subscription together with the Share Purchase constitutes the total investment contributed by ICSI to NTC contemplated in this Agreement (the “ICSI Investment’). In consideration of ICSI Investment, NTC and ICSI agree to engage in certain business arrangements, including supplies/purchases of certain foundry services and/or products, exploring cooperation in certain potential projects, in pursuant to the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE IDEFINITIONS
Section 1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth below:
“Affiliate” means
(a)    any company or companies controlling a Party; or

(b)    any company or companies controlled by a Party; or

(c)	any company or companies controlling, or controlled by, any company or companies specified in subclause (a) or (b) above.
As used above, the terms “controlling” or “controlled by” shall denote direct ownership of more than fifty percent (50%) of the issued shares of a company.
“Agreement” means this Share Subscription and Business Agreement.
“Agreement Date” shall have the meaning set forth in the preamble of this Agreement.
“Closing” shall have the meaning set forth in Section 3.3.
“Non-disclosure Agreement” means that certain Non-Disclosure Agreement executed by and between NTC and Integrated Silicon Solution Inc. (“ISSI”), a company incorporated under the laws of USA, with the effective date on February 1st, 2012 and document serial no. B1080-123019.
“NT$” means New Taiwan Dollars, the lawful currency of the ROC.
“NPC” means NANYA PLASTICS CORPORATION, a company incorporated under the laws of ROC.
“NTC” shall have the meaning set forth in the preamble of this Agreement.
“Party” or “Parties” shall have the meaning set forth in the preamble of this Agreement.
“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.
“Private Placement Price” shall have the meaning set forth in Section 2.1.
“Private Placement Shares” shall have the meaning set forth in Section 2.1.
“ROC” shall have the meaning set forth in the preamble of this Agreement.
“Shares” means the common shares of NTC.
“Taiwan” shall have the meaning set forth in the preamble of this Agreement.
“Third Party” means any Person other than the Affiliates of each Party.
Section 1.2    General Interpretative Matters.
(a)Unless the context requires otherwise, (i) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with ROC GAAP and/or IFRS, (iii) words in the singular include the plural and vice versa, (iv) the term

“including” means “including without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. Unless otherwise denoted, all references to “NT$” or dollar amounts will be to lawful currency of the ROC. All references to “day” or “days” mean calendar days.
(b)No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which (i) such party or its counsel participated in the drafting thereof, or (ii) such provision is inconsistent with any prior draft of this Agreement or such provision.
ARTICLE II
SUBSCRIPTION FOR PRIVATE PLACEMENT SHARES
Section 2.1 Private Placement Shares and Price. NTC acknowledges and confirms that, as of the Agreement Date, NTC is authorized by its shareholders in the Annual General Meeting the issue of 3,800,000,000 new restricted common shares in the private placement (the “Private Placement Shares’). The private placement price per share shall be NT$1.7 (the “Private Placement Price”).
Section 2.2 Issue of and Subscription to Private Placement Shares. NTC agrees to and shall issue to ICSI, and ICSI agrees to and shall subscribe for 190,588,235 Private Placement Shares which, after multiplying by the Private Placement Price, the aggregate subscription price shall be NT$ 324,000,000 (“the Aggregate Subscription Price”).
ARTICLE III
CLOSING
Section 3.1 Closing of Private Placement Share Subscription. Subject to Section 5.2(d), ICSI will wire the Aggregate Subscription Price into the designated bank account on or before September 6, 2012. The closing of the Share Subscription shall take place immediately after the receipt of Aggregate Subscription Price in NTC’s designated bank account.
Section 3.2 Closing of Share Purchase. Subject to Section 3.3, the closing of the Share Purchase shall take place on September 5, 2012.
Section 3.3 Closing of ICSI Investment. The closing of ICSI Investment will only occur after the closings of the Private Placement Share Subscription and the Share Purchase. The later closing day of the Private Placement Share Subscription and the Share Purchase will be deemed as the closing of ICSI Investment (the “Closing,” and the date on which the Closing occurs hereinafter the “Closing Date”). In the event that the closing of the Share Purchase is not completed on September 5, 2012 for reasons not attributable to ICSI, both ICSI and NPC will, immediately after the failure, coordinate with each other (and if necessary the Affiliate(s) designated by NTC) to conduct again the Non-Paired Trade in pursuant to the same terms and conditions of the Side Letter; provided however, the closing of ICSI Investment shall be deemed to have occurred on the next business day following the closing of the Private Placement Share Subscription.

Section 3.4 Deliveries by NTC at the closing of Private Placement Share Subscription. At the closing of Share Subscription, NTC will:
(a)    allot and issue to ICSI the appropriate number of Private Placement Shares in pursuant to Section 2.2;
(b)    duly register such appropriate number of Private Placement Shares, in the name of ICSI, in NTC’s shareholder roster, and furnish a certificate of the allotted Private Placement Shares, chopped and certified by NTC and its chairman as complete and accurate, showing ICSI as the holder of the allotted Private Placement Shares.
ARTICLE VI
REPRESENTATIONS
Section 4.1 NTC Representation. NTC represents and warrants that as of the Agreement Date and as of the Closing Date, the execution and delivery of this Agreement by NTC and the consummation of the transactions contemplated hereunder have been duly authorized and approved by its Board of Directors, or its shareholders as necessary, and that on or after the Closing Date, ICSI can freely transfer all or a part of the Private Placement Shares to one or more of its Affiliates subject only to such restrictions as may be imposed by law. NTC further represents and warrants that in the event the Private Placement Shares have not been listed on the Taiwan Stock Exchange forty two (42) months from the signing date hereof and ICSI (and/or its Affiliates) desires to transfer any or all of the Private Placement Shares to third parties, NTC is not obligated, but shall exert its commercially reasonable effort to locate within the shortest possible timeframe such third parties who are willing to purchase the Private Placement Shares at the price to be agreed upon with ICSI (and/or its Affiliates).
Section 4.2 ICSI Representation. ICSI represents and warrants that as of the Agreement Date and as of the Closing Date, the execution and delivery of this Agreement by ICSI and the consummation of the transactions contemplated hereunder have been duly authorized and approved by its Board of Directors or its shareholders as necessary.
ARTICLE V
BUSINESS ARRANGEMENTS
Section 5.1 Business Arrangements in regard to NTC’s 12 inch Fab. In consideration of ICSI Investment, and subject to the Closing in Section 3.3, NTC and ICSI agree to the business arrangements in regard to NTC’s 12 inch Fab as set forth below:
(a)    Subject to limitations and/or obligations set forth in the contracts or agreements entered into by NTC with Third Parties prior to the Agreement Date, NTC agrees to (i) provide foundry services using 50nm and/or 42nm process technology nodes to ICSI and/or its Affiliates; and (ii) explore with ICSI and/or its Affiliates using 30nm process technology node for future foundry services;

(b)    Subject to limitations and/or obligations set forth in the contracts or agreements entered into by NTC with Third Parties prior to the Agreement Date, NTC agrees to sell products manufactured by its 12 inch Fab in wafer and/or die form(s) to ICSI and/or its Affiliates with necessary document support to facilitate ICSI’s and/or its Affiliates private label business;
(c)    NTC shall reserve up to [*] wafer start per month as requested by ICSI for the agreed foundry services and/or ICSI’s and/or its Affiliates’ private label business set forth in subsection 5.1(a) and (b);
(d)    The foundry services set forth in subsection 5.1 (a) will be charged by NTC on a cost plus basis;
(e)    The product sales for ICSI’s and/or its Affiliates’ private label business set forth in subsection 5.1 (b) [*];
(f)    NTC agrees to provide foundry services and/or product sales for ICSI’s and/or its Affiliates’ private label business set forth in subsection 5.1(a) and (b) for not less than five (5) consecutive years after the Closing Date; provided that in case NTC is acquired or merged, or plans to cease providing foundry services to Third Parties or has other similar event, NTC shall provide not less than two (2)-year prior written notice to ICSI before it may terminate the foundry services and/or product sales for ICSI’s and/or its Affiliates’ private label business set forth in subsection 5.1(a) and (b).
Section 5.2 Business Arrangements in regard to SUMPRO’s 8 inch Fab. In consideration of ICSI Investment, and subject to the Closing in Section 3.3, NTC and ICSI agree to the business arrangements in regard to SUMPRO’s 8 inch Fab as set forth below:

(a)	ICSI agrees to support or causes its Affiliates to support [*] technology development project in SUMPRO’s 8 inch Fab;

(b)	ICSI agrees to load or to cause its Affiliates to load approximately [*] wafer start per month in SUMPRO’s 8 inch Fab from the Closing Date till December 31st, 2012;

(c)	ICSI agrees to explore or causes its Affiliates to explore loading its [*] products for foundry service in SUMPRO’s 8 inch Fab;

(d)
Before the closing of the Private Placement Share Subscription, NTC shall release the certificate of deposit at NT$47,000,000, and will cause SUMPRO to release the certificate of deposit at NT$160,000,000 which ICSI deposited for the guarantee purpose of using foundry services (the “Retainers’); ICSI agrees that the released Retainers will only be used for the purpose of making ICSI Investment;

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

(e)
Within two (2) business days after receiving the authenticated share certificates representing the Private Placement Shares, ICSI shall deposit in SUMPRO such certificates of allotted Private Placement Shares whose aggregate Private Placement Price is not less than NT$207,000,000 (the “Deposited Certificates”) for guarantee purpose of using SUMPRO’s foundry services.

(f)
The detailed terms and conditions of the business arrangements set forth in subsection 5.2 (a), (b) and (c), will be subject to further mutual good faith discussions and the agreement to be entered into by and between ICSI and SUMPRO after the Closing.

(g)
NTC shall ensure that SUMPRO returns the Deposited Certificates to ICSI within two (2) business days after ICSI and/or its Affiliates provide SUMPRO with other collaterals of equivalent value for guarantee purpose of using SUMPRO’s foundry services.

ARTICLE VI
MISCELLANEOUS
Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (c) delivery in person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to NTC:
Nanya Technology Corporation
Hwa-Ya Technology Park 669
Fuhsing 3 RD. Kueishan
Taoyuan, Taiwan, ROC
Attn: Legal Department
Facsimile: 886-3-396-2226
if to ICSI:

Integrated Circuit Solution Inc.
No. 2, Technology 5th Rd.,
Science-Based Industrial Park,
Hsin-Chu 300, Taiwan, ROC
Finance Division
Tel:886-3-5666633
Facsimile: 886-3-5783374
Section 6.2 Waiver. The failure at any time of a Party to require performance by the other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

Section 6.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person without the prior written consent of the non-assigning Party. Any purported assignment in violation of the provisions of this Section 6.3 shall be null and void and have no effect.
Section 6.4 Amendment. This Agreement may not be amended or modified without the written consent of both Parties.
Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the ROC, without giving effect to its conflict of laws principles.
Section 6.6 Jurisdiction; Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taoyuan District Court, located in Taoyuan, Taiwan, and each Party consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
Section 6.7 Headings. The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.
Section 6.8 Entire Agreement. This Agreement, together with the Appendices, Exhibits and Schedules hereto and the agreements and instruments referred to herein, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.
Section 6.9 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force and effect in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by applicable law.
Section 6.10 Further Assurances. The Parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.
Section 6.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.12 Confidential Information.
(a) The Parties agree that the information disclosed by either Party to the other Party for the purpose of assessing ICSI Investment and business arrangements set forth in Section 5.1 and 5.2 will also be deemed as confidential information and subject to the terms and conditions of the Non-disclosure Agreement.
(b) If the Non-disclosure Agreement is terminated or expires and is not replaced, such Non-disclosure Agreement shall continue with respect to confidential information provided in connection with this Agreement, notwithstanding such expiration or termination, for the duration of this Agreement or until a new Non-disclosure Agreement is entered into between the Parties. To the extent there is a conflict between this Agreement and the Non-disclosure Agreement, the terms of this Agreement shall prevail.
(c)The terms and conditions of this Agreement shall be considered “Confidential Information” under the Non-disclosure Agreement for which each of NTC and ICSI is considered a “Receiving Party” under such Non-disclosure Agreement.
[Signature Page Follows]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

NANYA TECHNOLOGY CORPORATION

By:     /s/ Jih Lien
Name: Jih Lien
Title: President

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

Integrated Circuit Solution Inc.

By:     /s/ Scott Howarth
Name: Scott Howarth
Title: Authorized Representative and CEO of ISSI